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                                                                   EXHIBIT 20.01










FOR IMMEDIATE RELEASE                       CONTACT:    Michelle Frenkel
                                                        Cramer-Krasselt
                                                        (602) 417-0635


                HORSESHOE GAMING TO ACQUIRE EMPRESS ENTERTAINMENT

             Deal Creates a Powerful Central U.S. Gaming Group with
            Superior Operations, Marketing and Financial Performance



LAS VEGAS, Nev., Sept. 2, 1998 -- Horseshoe Gaming, LLC, has agreed to acquire Empress Entertainment for an estimated $600 million, including assumption of Empress' existing debt.

        The agreement is subject to the approval of both the Illinois Gaming Board and the Indiana Gaming Commission.

        Empress Entertainment owns two riverboat gaming operations: one in Hammond, Indiana with 44,000 square feet of gaming space and one in Joliet, Illinois with 36,000 square feet of gaming space.

        The Empress properties, combined with Horseshoe's casinos in Louisiana and Mississippi, will generate net revenues on a proforma basis in excess of $800 million for the 12 months ended Dec.
31, 1998.

                                    - more -


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Horseshoe Acquires Empress
2-2-2-2-2

        Jack Binion, Horseshoe chairman, said the acquisition was a natural for Horseshoe, which was looking to expand its reach from the South to the Midwest. "The Midwest offers great potential for investment because it is one of the fastest growing gaming areas of the United States," he said.

        "Bringing Horseshoe's innovative marketing and gaming philosophy to Empress Entertainment is sure to increase Horseshoe's market share in the mid-west market," said Binion.

        Horseshoe Gaming was founded by Jack Binion in 1993 and is the leading gambling operator in the state of Louisiana and the Tunica, Mississippi market.

         For more information about Horseshoe, visit the company's home page on the World Wide Web at www.horseshoe.com.


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This document contains certain forward-looking statements regarding the company's beliefs, goals, anticipated results and expectations that involve risks and uncertainties. The company's actual results could differ materially from the results anticipated in these forward-looking statements as a result of the risk facts set forth in the company's filings with the U.S. Securities and Exchange Commission.